EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa	Jane Miller
EVP/Chief Financial Officer	Corporate Relations Manager
(603) 595-7000	(603) 594-8585 ext. 3346
PRESSTEK REPORTS THIRD QUARTER 2005 RESULTS
Major accomplishments, challenges and important strategic decisions shape quarterly results
Hudson, NH-October 27, 2005-Presstek, Inc. (Nasdaq:PRST), a leading manufacturer and marketer of environmentally responsible, high tech, digital imaging solutions for the graphic arts and laser imaging markets, today announced financial results for the third quarter ended October 1, 2005.
President and Chief Executive Officer Edward J. Marino said, “The third quarter of 2005 was a challenging one for Presstek. At the same time, we had numerous important accomplishments in the quarter. These accomplishments included strong sales of Presstek-technology DI presses and Dimension CtP systems and the full line of Presstek consumables; new supply agreements with Heidelberg for our Presstek plates; increased quarter-over-quarter sales in Presstek Europe; and the significant upgrading of the digital capabilities of our field sales and service units.”
Marino continued, “The challenges we experienced related primarily to transitions in our business which we believe position us strongly, but which impacted our third quarter results.”
“First, we made an important strategic decision to realign our Direct Imaging distribution agreements worldwide — our agreement with Kodak for North America, and our agreement with KBA for Europe and other geographic markets. We did this to provide improved opportunities for our direct sales force and more flexibility to strengthen our distribution channels. These decisions were the right ones to make and we have already begun to see the positive benefits. The restructuring of the North American agreement required the realignment of inventories with Kodak that resulted in a $2.5 million reduction in revenue in the third quarter.”
“Second,” said Marino, “we shifted our focus and resources very strongly toward our digital business during the quarter. In the process we lost some business, primarily on the analog side. We anticipated a decline in this line of business, but not as much as we experienced. We are confident that it was the right decision to shift resources and focus to the higher margin, more forward-looking digital business. After all, this business is the company’s future.”
“In the short-term, however,” said Marino, “we were unable to replace this shortfall in our business as quickly as we would have liked. We estimate that this situation resulted in a reduction primarily in consumable revenue of approximately $1.7 million in the third quarter. Our intention with regard to the loss of this business is not necessarily to attempt to recover it all, but rather to sustain the current level and to grow through continued focus on our digital business.”
Marino continued, “Also during the quarter, we consolidated engineering and manufacturing operations from the former ABDick facility in Rochester, New York to Presstek’s Hudson, New Hampshire facility. In the process, we had to ramp-up engineering and manufacturing in New Hampshire. We also experienced some disruptions in the consolidation process that prevented us from meeting our planned production levels. We estimate that these events impacted third quarter revenue by approximately $1.2 million. We expect that the overall savings from the Rochester consolidation will amount to approximately $2.0 million per year, and we expect to see the full impact of these savings in the fourth quarter of this year.”
Marino concluded, “During the quarter we faced challenges that required swift and decisive action. We believe that the outcome of these actions, together with the numerous accomplishments achieved during the quarter, put Presstek in a stronger position for the future.”
Consolidated Results
For the third quarter of 2005 the company reported:
•	Consolidated revenue of $64.7 million for the third quarter of 2005, compared to $69.7 million in the previous quarter;

•	Consolidated net income of $823,000, or $0.02 per basic and diluted share, compared to second quarter 2005 consolidated net income of $2.3 million, or $0.07 per basic and diluted share;

•	Consolidated gross margins of 30%, or $19.6 million, compared to 31%, or $21.3 million, in the prior quarter;

•	Operating expenses of $18.2 million in the third quarter of 2005, compared to $17.8 million in the prior quarter;

•	Cash and cash equivalents of $5.8 million, compared to $8.7 million in the beginning of the year;

•	Total debt of $31.3 million, compared to $41.8 million at the beginning of the year;

•	Debt-net-of-cash of $25.5 million, compared to $33.1 million at the beginning of the year (see below for GAAP reconciliation); and

•	EBITDA of $4.4 million for the quarter, compared to $15.2 million for the year to date (see below for GAAP reconciliation).
Commenting on the consolidated results Marino said, “While these numbers may adequately depict the short-term impact of the decisions made and the actions taken in the third quarter of 2005, they do not reflect the company’s future opportunity and potential.”
Executive Vice President and CFO Moosa E. Moosa said, “The financial impact of the $2.5 million reversal of revenue resulting from the realignment of Kodak’s and Presstek’s inventories of DI presses impacted gross margins by approximately $0.5 million, and increased inventory at quarter end by approximately $2.0 million.”

Marino said, “The first phase of the integration of ABDick’s Niles, Illinois back-office operations is well under way. We have also completed the consolidation of the various parts of our Presstek Europe business. Prior to our acquisition of ABDick, both Presstek and ABDick had their own European-based businesses. In addition, Presstek’s DI marketing and distribution in Europe was performed by KBA. Effective July 2005, all European operations were consolidated and are now headquartered at Presstek Europe’s UK London office. Also, as mentioned previously, we have now assumed European DI press distribution, and as a result we can now implement a focused DI marketing strategy throughout Europe.”
Moosa added, “We are pleased with the progress of our European operations. Revenues from the Presstek Europe business were $12.0 million in the third quarter of 2005, approximately $1.0 million more than in the previous quarter.”
Presstek Segment (including ABDick)
As a result of the combination of Presstek’s and ABDick’s businesses in August, the Presstek reporting segment for the third quarter of 2005 now includes the combined results of Presstek’s and ABDick’s operations. Presstek will no longer be reporting the ABDick business as a separate segment.
In the third quarter of 2005, the Presstek segment reported:
•	Revenue of $60.2 million, compared to $65.2 million in the prior quarter;

•	Equipment revenue of $17.0 million in the third quarter of 2005, down from $20.4 million in the previous quarter;

•	Consumable revenue of $31.7 million, compared to $32.8 million in the prior quarter. Core Presstek consumables, including DI plates and chemistry-free CtP plates, grew 3.5% quarter over quarter.

•	Gross margins of 32%, compared to 34% in the prior quarter; and

•	Income from operations of $2.2 million, compared to $5.3 million in the previous quarter.
Marino reported, “During the third quarter we experienced two production related delays associated with the Rochester consolidation. The first was related to the manufacturing ramp up of the DPM product line in New Hampshire. In the second, we made the decision to slow production of the Vector TX52 product due to engineering and manufacturing ramp up issues. The Vector delay resulted in much lower Vector shipments than we had originally anticipated. We expect that these issues will be resolved in the fourth quarter of this year, allowing us to ramp production and shipments in the first quarter of next year.”
Moosa added, “As one would expect, the delay in production ramp up resulted in us holding additional inventory during the quarter. The impact on inventory was approximately $3 million at the end of the quarter.”
Lasertel Segment
Lasertel reported record sales of $1.0 million to external customers in the third quarter of 2005. This compares to $0.7 million in the second quarter of 2005. The increase is due primarily to the sale of new products, including the new stacked-array product for Selex that was announced last quarter. These new products are expected to help establish a significant revenue base for Lasertel going forward. For the fourth quarter of 2005, the company is forecasting sales from external customers to increase.
Lasertel’s loss from operations for the third quarter of 2005 was $1.3 million, compared to $1.1 million in the prior quarter due to reduced internal sales.
Precision Segment
Third quarter 2005 external revenue at Precision was $3.3 million, down from $3.8 million in the previous quarter. Precision’s efforts to optimize efficiencies at its operations continued to yield positive results during the third quarter of 2005. This was offset, however, by slightly lower production volume in Precision’s analog plate line. Precision’s income from operations remained solid at $0.4 million.
In Summary
Marino said, “Our acquisition of ABDick almost one year ago was primarily intended to provide a channel to market for Presstek products. Given ABDick’s starting point, transitioning this channel to sell, service and support Presstek-technology digital products was a difficult undertaking. We are pleased to say that we have made substantial progress. Today, we are actively selling, servicing and supporting the full line of Presstek technology products through our recently acquired direct sales and service teams.”
Marino continued, “The third quarter, however, presented a number of real challenges to our business. We not only met those challenges, but we viewed them as opportunities. We took decisive strategic and tactical actions that, although affecting short-term performance, were designed to benefit the business over the long-term. Presstek’s business will be better for having met and addressed these challenges. The operating foundation of this business is strong and we are well positioned for the future.”
Conference Call
Presstek’s third quarter 2005 conference call is scheduled to take place at 11:00 a.m. (Eastern) on Thursday, October 27, 2005. In the call the company intends to discuss third quarter 2005 earnings results and company positioning.
To participate in the call, dial (800) 561-2693, access code 83062213. To listen to a live web cast of the call, visit the Events Calendar in the Investor Relations section of Presstek’s website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on November 3, 2005. You may also listen to a telephone replay of the call from 1:00 p.m. on October 27, 2005 to midnight on November 3, 2005, by dialing (888) 286-8010, access code 37042669.
About Presstek
Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek’s Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.
For more information visit www.presstek.com, www.precisionlithograining.com and www.abdick.com, or call 603-595-7000 or email: info@presstek.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future growth and profitability of the Company, and its core business and business segments; market acceptance of new products; the expected organic and strategic growth; the ability of the Company to meet its stated financial and operational objectives; the ability of the Company to introduce new products into the market; the expected expansion of the company’s served markets; the continued accretive value and cost savings of recent acquisitions, including the acquisition of ABDick; expectations regarding the successful integration of recent acquisitions; the expected benefits of the Company’s agreements with strategic partners including, but not limited to Selex; the expected effects and benefits of the company’s new product introductions; expectations regarding the sale of products in general; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, market acceptance of and demand for the company’s products and resulting revenues; the ability of the company to meet its stated financial objectives, including its ability to manage recent acquisitions successfully; the ability to achieve the intended benefit of recently completed acquisitions, including the ability to successfully integrate the acquired companies; the ability of the company to maintain its financing; the company’s dependency on its strategic partners (both on manufacturing and distribution); the introduction of competitive products into the marketplace; shortages of critical or sole-source component supplies; the availability and quality of Lasertel’s laser diodes; manufacturing constraints or difficulties (as well as manufacturing difficulties experienced by our sub-manufacturing partners and their capacity constraints); the impact of general market factors in the print industry generally and the economy as a whole; and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words “looking forward,” “looking ahead,” “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any forward-looking statements contained in this news release, except as may be required by law.
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PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended
	October 1,	October 2,
	2005	2004
Revenue
Product	$53,152	$28,071
Service and parts	11,537	1,679

Total revenue	64,689	29,750

Cost of revenue
Product	37,488	18,593
Service and parts	7,571	1,154

Total cost of revenue	45,059	19,747

Gross profit	19,630	10,003

Operating expenses
Research and product development	1,692	1,265
Sales, marketing and customer support	10,126	3,423
General and administrative	6,391	2,534
Restructuring and special charges (credits)	(73)	—

Total operating expenses	18,136	7,222

Income from operations	1,494	2,781
Interest and other income (expense), net	(479)	(74)

Income before income taxes	1,015	2,707
Provision for income taxes	192	—

Net income	$823	$2,707

Earnings per share
Basic	$0.02	$0.08

Diluted	$0.02	$0.08

Weighted average shares outstanding
Weighted average shares outstanding — basic	35,182	34,688
Dilutive effect of options	926	648

Weighed average shares outstanding — diluted	36,108	35,336

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Nine months ended
	October 1,	October 2,
	2005	2004
Revenue
Product	$168,024	$70,593
Service and parts	36,780	5,168

Total revenue	204,804	75,761

Cost of revenue
Product	119,234	44,427
Service and parts	24,514	3,405

Total cost of revenue	143,748	47,832

Gross profit	61,056	27,929

Operating expenses
Research and product development	5,745	4,586
Sales, marketing and customer support	30,012	10,308
General and administrative	18,205	7,046
Restructuring and special charges (credits)	909	(296)

Total operating expenses	54,871	21,644

Income from operations	6,185	6,285
Interest and other income (expense), net	(2,060)	(232)

Income before income taxes	4,125	6,053
Provision for income taxes	482	—

Net income	$3,643	$6,053

Earnings per share
Basic	$0.10	$0.18

Diluted	$0.10	$0.17

Weighted average shares outstanding
Weighted average shares outstanding — basic	34,972	34,464
Dilutive effect of options	663	821

Weighed average shares outstanding — diluted	35,635	35,285

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 1,	January 1,
	2005	2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,798	$8,739
Accounts receivable, net	39,937	38,946
Inventories	50,749	44,229
Other current assets	2,092	1,499

Total current assets	98,576	93,413

Property, plant and equipment, net	44,546	47,372
Goodwill	21,667	18,888
Other intangible assets, net	11,872	10,460
Other noncurrent assets	1,633	1,185

Total assets	$178,294	$171,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$7,000	$5,500
Line of credit	—	6,822
Accounts payable	23,481	13,394
Accrued expenses	16,865	16,180
Deferred revenue	11,103	10,520

Total current liabilities	58,449	52,416

Long-term debt, less current portion	24,250	29,500

Total liabilities	82,699	81,916

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	353	349
Additional paid-in capital	105,624	102,962
Accumulated other comprehensive income (loss)	(9)	107
Accumulated deficit	(10,373)	(14,016)

Total stockholders’ equity	95,595	89,402

Total liabilities and stockholders’ equity	$178,294	$171,318

PRESSTEK, INC.
USE OF NON-GAAP MEASURES
EBITDA (earnings before interest, taxes, depreciation, amortization and restructuring and special charges (credits)) and Debt Net of Cash are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Presstek’s management believes that EBITDA provides meaningful supplemental information regarding Presstek’s current financial performance and prospects for the future. In addition, Presstek’s management believes that Debt Net of Cash provides meaningful information on Presstek’s debt relative to its cash position. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek’s ongoing operations and liquidity, and when planning and forecasting future periods. These non-GAAP measures also facilitate management’s internal comparisons to Presstek’s historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included below:
PRESSTEK, INC.
RECONCILIATION OF EBITDA TO CONSOLIDATED NET INCOME
(in thousands)
(unaudited)

	Three months	Nine months
	ended	ended
	October 1, 2005	October 1, 2005
	(Q3 2005)	(YTD Q3 2005)
Net income	$823	$3,643
Interest	528	1,749
Taxes	192	482
Depreciation and amortization	2,907	8,449
Restructuring and special charges (credits)	(73)	909

EBITDA	$4,377	$15,232

PRESSTEK, INC.
RECONCILIATION OF DEBT NET OF CASH TO TOTAL DEBT
(in thousands)
(unaudited)

	As of
	October 1, 2005	January 1, 2005
	(Q3 2005)	(Q4 2004)
Total debt	$31,250	$41,822
Cash	5,798	8,739

Debt, net of cash	$25,452	$33,083